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                                                                       EXHIBIT 5

                                                                  (614) 464-6400




                                November 19, 1997


Board of Directors
Holophane Corporation
Suite 1400
250 East Broad Street
Columbus, OH  43215

     Re:  Holophane Employee Stock Option Plan
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Gentlemen:

     We are familiar with the proceedings taken and proposed to be taken by Holophane Corporation, a Delaware corporation (the "Company"), in connection with the institution of the Holophane Employee Stock Option Plan (the "Plan"), the granting of options to purchase shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company pursuant to the Plan and the issuance and sale of shares of Common Stock of the Company upon exercise of options to be granted under the Plan, as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on November 19, 1997. The purpose of the Registration Statement is to register 300,000 shares of Common Stock reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan; (c) the Company's Restated Certificate of Incorporation, as currently in effect; (d) the Company's Bylaws, as currently in effect; and (e) certain proceedings of the directors of the Company. We have also relied upon such representations of the Company

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Board of Directors
November 19, 1997
Page 2


and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

     We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

     Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the 300,000 shares of Common Stock of the Company to be registered under the Registration Statement have been issued and delivered by the Company upon the exercise of options granted under the Plan against payment of the purchase price therefor, in accordance with the terms of the Plan, said shares of Common Stock will be validly issued, fully paid and non-assessable, assuming, in each case, that (i) the Plan is approved by the stockholders of the Company on or before November 17, 1998 and no options granted under the Plan are exercised prior to the approval of the Plan by the Company's stockholders and (ii) all applicable federal and state securities laws are complied with.

     Our opinion is limited to the General Corporation Law of Delaware in effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the shares of Common Stock pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

     Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein.

                         Very truly yours,



                         VORYS, SATER, SEYMOUR AND PEASE